Exhibit 99.1

Press Release

Source: Energy West, Incorporated

Energy West, Incorporated Amends Rights Agreement to Terminate Poison Pill
Tuesday, April 24, 2007, 4:30 pm ET

GREAT FALLS, Mont., April 24 /PRNewswire-FirstCall/ — ENERGY WEST, INCORPORATED (Nasdaq: EWST — News), a natural gas, propane and energy marketing company, announced that it has executed an agreement that will have the effect of terminating its Preferred Stock Rights Agreement and its preferred stock purchase rights thereunder on May 25, 2007. Rights agreements like the Preferred Stock Rights Agreement adopted by Energy West in 2004, are commonly known as a “poison pill,” and are used to deter coercive tactics by an acquirer in connection with any unsolicited or unfriendly attempt to take over the company.

Energy West entered into an agreement with Computershare Trust Company, Inc., the Rights Agent, amending its Preferred Stock Rights Agreement to accelerate the “Final Expiration Date” under the Rights Agreement to May 25, 2007, and terminate the Preferred Stock Purchase Rights governed by the Rights Agreement on that date. Energy West also reported the amendment of the Rights Agreement and the scheduled termination of the Rights to the SEC in two separate filings.

Energy West reported that its Rights Agreement, which was created in 2004, was generally intended to preclude certain large holders of the company’s stock from acquiring additional shares and thereby making a move for control of the company without becoming subject to significant dilution resulting from additional securities that could be issued to all other stockholders under the Rights Agreement.

Dave Cerotzke, Energy West Chief Executive Officer, stated, “Today’s actions implement our previously-announced decision to terminate our rights agreement, and reflect our Board’s intention to avoid corporate structural defenses while allowing our stockholders to have the final say on major decisions involving management and control of the company.”

Safe Harbor Regarding Forward-Looking Statements: Energy West is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Energy West. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “believes” and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to risks associated with contracts accounted for as derivatives, changes in the utility regulatory environment, wholesale and retail competition, weather conditions, litigation risks and various other matters, many of which are beyond Energy West’s control, the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Energy West expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Energy West’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For additional information or clarification respecting Energy West, please contact: David Cerotzke, President and Chief Executive Officer at 1-406-791-7506.

Our toll-free number is 1-800-570-5688. Our web address is www.energywest.com. Our address is P.O. Box 2229, Great Falls, MT 59403-2229.